Exhibit 99.1

NEWS RELEASE for September 23, 2005 at 5:54 EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Robert S. Tocci, CFO & EVP
	jesse@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000

WORLD FUEL SERVICES CORPORATION ANNOUNCES COMPLETION OF STOCK OFFERING

Miami, September 23, 2005 — World Fuel Services Corporation (NYSE: INT) today announced that it has closed its previously announced public offering of 4,000,000 million shares of common stock at $31.00 per share, generating net cash proceeds of approximately $117,000,000 after deduction of underwriting discounts and expenses. The Company has granted the underwriters a 30-day option to purchase an additional 600,000 shares of common stock to cover over-allotments, if any. J.P. Morgan Securities Inc., acted as the lead underwriter and sole book-running manager in this offering, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Stephens Inc. and LaSalle Capital Markets, a division of ABN AMRO Financial Services, Inc. acting as underwriters.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. The offering of these securities is made only by means of a prospectus, which may be obtained by contacting J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine and aviation fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include international container and tanker fleets and time-charter operators. For more information, call (305) 428-8000 or visit www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, satisfaction of certain closing conditions in the underwriting agreement, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.